Exhibit 99.1

Sun New Media Appoints Former China Mobile Listed Co.

Vice Chairman and President as a Member of its Board

New York, January 23, 2007 (PR NEWSWIRE) — Sun New Media Inc. (OTC Bulletin Board: SNMD), a Chinese Internet based marketing, information and transactional services company linking businesses with businesses, today announced that it has appointed Mr. Chen Zhaobin to its board of directors. Mr. Chen is a former Vice Chairman and President of China Mobile (HK) Ltd, the publicly listed vehicle of China Mobile, the world’s largest mobile operator. He is currently the Chairman and Chief Executive Officer of Sun 3C Plc (AIM: SCCC), the consumer and mobile media arm of China’s leading non-state owned media group, Sun Media Investment Holdings.

Mr. Chen is considered one of the founders and most successful managers of China Mobile. He served the Company as Vice Chairman and President from 1996-1999. After leaving China Mobile, Mr. Chen served as Executive Director and President of APT Satellite Holding Limited, where he turned the company into one of the leading satellite broadcast and communication providers in the Asia-Pacific region.

Dr. Bruno Wu, Executive Chairman and CEO of Sun New Media commented, “Mr. Chen will be a powerful asset and voice of reason for our Company as we prepare to launch both the NextShow Consumer E-Guide and NextPay payment system this March. We are honored to have him on board.”

About Sun New Media Inc.

Sun New Media is a leading Chinese multi-media powered marketing and channel management company. Sun New Media builds e-enabled distribution systems, transaction platforms and business communities in fast growing Chinese vertical markets, connecting buyers and sellers with a suite of turnkey digital media, e- commerce, and information management solutions. Companies leverage Sun New Media’s web-based business media communities to access vital industrial intelligence and forge trading relationships with suppliers and buyers that promote cost efficiencies and increased distribution reach.  Learn more at www.sunnewmedia.net.

This press release includes statements that may constitute “forward-looking” statements, usually containing the word “believe,” “estimate,” “project,” “expect,” “plan,” “anticipate” or similar expressions. Forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. Factors that would cause or contribute to such differences include, but are not limited to, continued acceptance of Sun New Media’s product and services in the marketplace, competitive factors and changes in regulatory environments. These and other risks relating to Sun New Media’s business are set forth in Sun New Media’s Annual Report on Form 10-KSB filed with the Securities and Exchange Commission on June 30, 2006, and other reports filed from time to time with the Securities and Exchange Commission. By making these forward-looking statements, Sun New Media disclaims any obligation to update these statements for revisions or changes after the date of this release.

Contact

Thomas A. Schuler, Chief Financial Officer

tom.schuler@sunnewmedia.net

212-626-5762